Exhibit 99

RF MONOLITHICS, INC. ANNOUNCES ACCELERATION

OF COMPONENT RESTRUCTURING AND INCREASED

FOCUS ON WIRELESS SOLUTIONS

RFM to become a Fabless Wireless Solutions Provider

DALLAS, TEXAS, (February 20, 2007) RF Monolithics, Inc. [NASDAQ: RFMI] (“RFM” or the “Company”) today announced the acceleration of the restructuring plan for its components business. This restructuring includes completing the process of outsourcing all Dallas manufacturing and becoming fabless. The Company expects to increase the profitability of the components business, by leveraging existing lower-cost contract manufacturing relationships. This action will enable the Company to increase its focus on the wireless solutions business.

The restructuring of the legacy component business includes a cost-reduction initiative that is expected to result in net savings to the Company of over $5,000,000 in fiscal 2008, as well as continuing positive cash flow. Due to the time necessary to make the transition, the savings in fiscal year 2007, ending August 31, 2007, are expected to be approximately $650,000, most of which will occur in the fourth quarter. The cost reductions will result in reduced headcount of approximately 90 people. This will be accomplished through a combination of normal attrition, reduction-in-force, and a release of contract workers. Individuals affected are employed primarily in the Company’s components operations and manufacturing support. One-time costs associated with this initiative will total approximately $3,500,000, consisting of approximately $2,700,000 non-cash costs and $800,000 in cash. Most of the one-time costs will be recorded in the second quarter of fiscal 2007, with some costs in the third and fourth quarters of fiscal 2007. The Company expects to have sufficient cash and availability under its existing credit facility to fund this initiative. Other than one time charges, the prior guidance given for the Company’s second quarter 2007 should not be significantly impacted.

“This initiative represents an acceleration of our strategy to reduce component costs and improve our competitive position in that part of our business. We are accelerating the process of transferring the remainder of our Dallas production and assembly to be handled by our contract manufacturers overseas. Becoming fabless will increase the profitability of our business and improve our overall operating cash flow,” said David M. Kirk, President and Chief Executive Officer, “We ensured success in our initial transition to contract manufactures overseas and verified the support and quality they were able to deliver. We are now able to shift the balance of our components business, the front end wafer fabrication and pilot line, to our contract manufacturers who can replicate what Dallas provided for us, except at a lower cost.”

Mr. Kirk further stated, “Actions such as these are never easy or taken lightly. However, being fabless allows us to reduce costs and maximize efficiencies enabling us to continue to succeed in the very competitive global component market. Greater reliance on outside contractors will allow us to focus our attention and increase resources for growing our wireless solutions business. We intend to add or shift resources to expedite our growth in what we believe to be a potential market in excess of five billion dollars.”

The Company has positioned itself to offer comprehensive wireless solutions with a broad range of radios, modules, and protocols along with a value-added application and services platform. The Company’s expanded offerings allow it to explore opportunities in the rapidly emerging wireless connectivity market as a solutions provider in Machine-to-Machine (“M2M”) applications enabling the pervasive internet. The Company recently completed acquisitions, now operated under its Cirronet and Aleier subsidiaries, of portfolios of wireless modules, box products and asset management software platforms and services that significantly accelerated its progress in executing its wireless solutions strategy.

Conference Call

Management of RFM will conduct a telephone conference call at 5:00 p.m. (Eastern), today, February 20, 2007, to discuss these initiatives.

To participate in the conference call, please dial 866-752-1354. The reservation number is 9276092. The conference call will also be available live via the Internet by accessing RFM’s Investor Relations page at www.rfm.com. The webcast is also distributed over Thomson/CCBN’s Investor Distribution Network to both institutional (at www.streetevents.com) and individual investors (at www.companyboardroom.com). For those who cannot access the live broadcast, a replay will be available by dialing 800- 642-1687. The dial-in replay will be available through February 27, 2007. Reservation number 9276092.

About RFM

RF Monolithics, Inc., headquartered in Dallas, Texas, is enabling the next generation of wireless applications with a solutions-driven, technology-enabled approach to wireless connectivity. RFM offers a broad range of low-power wireless solutions—from comprehensive industrial wireless sensor networks to high-performance enterprise asset management software—extending the internet to communicate with billions of unconnected machines. RFM was named to M2M Magazine’s “2007 M2M 100,” a list of the most important and influential machine-to-machine technology providers. For more information on RF Monolithics, Inc., please visit the Company’s website at http://www.rfm.com.

Forward-Looking Statements:

This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the “Company” or “we”) involve risks and uncertainties. Statements containing terms such as “believe”, “expect”, “plan”, “anticipate”, “may” or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, future financial and operating results, and benefits of our acquisitions. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks of successfully making the transition to a fabless solutions provider, risks related to the ability to integrate acquisitions as planned, the highly competitive market in which we operate, rapid changes in technologies that may displace products and services sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, and changes in our level of revenue or profitability, as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2006. We do not assume any obligation to update any information contained in this release.

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Contacts:	PR Financial Marketing, LLC
Jim Blackman, 713-256-0369
jimblackman@prfinancialmarketing.com
or
RF Monolithics, Inc., Dallas
Carol Bivings, 972-448-3767
bivings@rfm.com